Exhibit 99.1

CONTACT:
Debra McConnell
Global Communications                        FOR IMMEDIATE RELEASE
(508) 390-2323                            Wednesday, November 20, 2024

THE TJX COMPANIES, INC. REPORTS Q3 FY25 RESULTS; COMP STORE SALES GROWTH OF 3% AT HIGH-END OF PLAN; PRETAX PROFIT MARGIN OF 12.3% AND DILUTED EPS OF $1.14 BOTH WELL ABOVE PLAN; RAISES FY25 PRETAX PROFIT MARGIN AND EPS GUIDANCE

•Q3 consolidated comparable store sales increased 3%, at the high-end of the Company’s plan, and were entirely driven by an increase in customer transactions
•Q3 pretax profit margin of 12.3%, up 0.3 percentage points versus last year and well above the Company’s plan
•Q3 diluted earnings per share of $1.14, up 11% versus last year and well above the Company’s plan
•Increases outlook for FY25 pretax profit margin and earnings per share
•Returned $997 million to shareholders in Q3 through share repurchases and dividends
•Completed investment for its joint venture with Grupo Axo
•After the end of Q3, the Company completed its investment in Brands For Less
•Planning to enter Spain with its TK Maxx banner in early 2026

Framingham, MA – The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the third quarter ended November 2, 2024. Net sales for the third quarter of Fiscal 2025 were $14.1 billion, an increase of 6% versus the third quarter of Fiscal 2024. Third quarter Fiscal 2025 consolidated comparable store sales increased 3%. Net income for the third quarter of Fiscal 2025 was $1.3 billion and diluted earnings per share were $1.14, up 11% versus $1.03 in the third quarter of Fiscal 2024.

For the first nine months of Fiscal 2025, net sales were $40.0 billion, an increase of 6% versus the first nine months of Fiscal 2024. Consolidated comparable store sales for the first nine months of Fiscal 2025 increased 3%. Net income for the first nine months of Fiscal 2025 was $3.5 billion. For the first nine months of Fiscal 2025, diluted earnings per share were $3.03, up 14% versus $2.65 in the first nine months of Fiscal 2024.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am very pleased with our third quarter results and the strong execution of our off-price business fundamentals by our teams. Our comp store sales increase of 3% was at the high-end of our plan, and both pretax profit margin and earnings per share came in well above our expectations. Across the Company, customer transactions drove our comp sales increases, which tells us that our values and treasure hunt shopping experience are appealing to a wide range of customers. I want to specifically highlight our European team for their strong results, which drove the 7% comp increase at our TJX International division. With our above-plan profitability results in the third quarter, we are raising our full year guidance for pretax profit margin and earnings per share. The fourth quarter is off to a strong start, and we are excited about our opportunities for the holiday selling season. In stores and online, we are offering consumers an ever-changing and inspiring shopping destination for gifts at excellent values, and feel confident that there will be something for everyone when they shop us. Going forward, we continue to see great potential to successfully grow TJX around the globe well into the future.”

Comparable Store Sales by Division

The Company’s comparable store sales by division for the third quarter of Fiscal 2025 and Fiscal 2024 were as follows:

Third Quarter Comparable Store Sales[1]
	FY2025	FY2024

Marmaxx (U.S.)[2]	+2%	+7%
HomeGoods (U.S.)[3]	+3%	+9%
TJX Canada	+2%	+3%
TJX International (Europe & Australia)	+7%	+1%

TJX	+3%	+6%
1Comparable store sales excludes e-commerce. 2Includes TJ Maxx, Marshalls, and Sierra stores. 3Includes HomeGoods and Homesense stores.

Net Sales by Division

The Company’s net sales by division for the third quarter of Fiscal 2025 and Fiscal 2024 were as follows:

	Third Quarter Net Sales ($ in millions)[1]		Third Quarter FY2025 Reported Sales Growth	Third Quarter FY2025 Sales Growth on a Constant Currency Basis[2]
	FY2025	FY2024

Marmaxx (U.S.)[3]	$8,438	$8,107	+4%	N.A.
HomeGoods (U.S.)[4]	$2,355	$2,208	+7%	N.A.
TJX Canada	$1,382	$1,317	+5%	+6%
TJX International (Europe & Australia)[5]	$1,888	$1,633	+16%	+11%

TJX	$14,063	$13,265	+6%	+5%
1Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. 2Reflects net sales adjusted for the impact of foreign currency; see Impact of Foreign Currency Exchange Rates, below. 3Includes TJ Maxx, Marshalls, and Sierra stores as well as their e-commerce sites. 4Includes HomeGoods and Homesense stores (and homegoods.com for FY2024 only). 5Includes TK Maxx and Homesense stores, as well as TK Maxx e-commerce sites in Europe.

Margins

For the third quarter of Fiscal 2025, the Company’s pretax profit margin was 12.3%, up 0.3 percentage points versus last year’s third quarter pretax profit margin of 12.0%.

The Company’s third quarter Fiscal 2025 pretax profit margin was above the high-end of its plan by 0.4 percentage points, primarily driven by the timing of certain expenses, expense savings, and higher net interest income.

Gross profit margin for the third quarter of Fiscal 2025 was 31.6%, up 0.5 percentage points versus last year, primarily due to an increase in merchandise margin.

Selling, general and administrative (SG&A) costs as a percent of sales for the third quarter of Fiscal 2025 were 19.5%, a 0.1 percentage point increase versus last year.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates. Given the global operations of the Company, to facilitate comparability, the Company has provided sales growth and inventory on a constant currency basis, which assumes a constant exchange rate between periods for translation based on the rate in effect for the prior period.

The movement in foreign currency exchange rates had a one percentage point positive impact on the Company’s net sales growth in the third quarter of Fiscal 2025 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 positive impact on third quarter Fiscal 2025 diluted earnings per share.

The movement in foreign currency exchange rates had a neutral impact on the Company’s net sales growth in the first nine months of Fiscal 2025 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 positive impact on the first nine months of Fiscal 2025 diluted earnings per share.

A table detailing the impact of foreign currency on TJX’s net sales and pretax profit margins, as well as those of its international businesses, can be found in the Investors section of TJX.com. The foreign currency exchange rate impact to diluted earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Inventory

Total inventories as of November 2, 2024 were $8.4 billion, compared to $8.3 billion at the end of the third quarter of Fiscal 2024. Consolidated inventories on a per-store basis as of November 2, 2024, including distribution centers, but excluding inventory in transit, the Company’s e-commerce sites, and Sierra stores, were down 2% on both a reported and constant currency basis versus last year. Inventory on a constant currency basis reflects inventory adjusted for the impact of foreign currency exchange rates, if any, as described above. The Company is well-positioned to take advantage of the outstanding availability in the marketplace and deliver an eclectic mix of exciting gifts to its stores and online throughout this holiday season.

Cash and Shareholder Distributions

For the third quarter of Fiscal 2025, the Company generated $1.0 billion of operating cash flow and ended the quarter with $4.7 billion of cash.

During the third quarter of Fiscal 2025, the Company returned a total of $997 million to shareholders. The Company repurchased $574 million of TJX stock, retiring 5.0 million shares, and paid $423 million in shareholder dividends during the quarter.

During the first nine months of Fiscal 2025, the Company returned a total of $2.9 billion to shareholders. The Company repurchased a total of $1.7 billion of TJX stock, retiring 15.4 million shares, and paid $1.2 billion in shareholder dividends.

The Company now expects to repurchase approximately $2.25 to $2.5 billion of TJX stock during the fiscal year ending February 1, 2025. The Company may adjust the amount purchased under this plan up or down depending on various factors. The Company remains committed to returning cash to its shareholders while continuing to invest in the business to support the near- and long-term growth of TJX.

Fourth Quarter and Full Year Fiscal 2025 Outlook

For the fourth quarter of Fiscal 2025, the Company continues to expect consolidated comparable store sales to be up 2% to 3%. The Company now expects pretax profit margin to be in the range of 10.8% to 10.9% and diluted earnings per share to be in the range of $1.12 to $1.14. The change in the Company’s fourth quarter pretax profit margin and earnings per share guidance is due to the expected reversal of the third quarter benefit from the timing of certain expenses.

For the full year Fiscal 2025, the Company continues to expect consolidated comparable store sales to be up 3%. The Company is increasing its outlook for pretax profit margin to be 11.3% and raising its diluted earnings per share outlook to be in the range of $4.15 to $4.17.

As a reminder, last year’s fourth quarter and full year pretax profit margin and earnings per share benefited from an extra week in the Company’s fiscal calendar.

Joint Venture in Mexico with Grupo Axo

During the third quarter of Fiscal 2025, the Company completed its investment in the joint venture with Grupo Axo, S.A.P.I. de C.V. (Axo) an operator of global brands in Mexico and South America that includes both full- and off-price formats. The purchase price for TJX was $179 million in cash. Under the terms of the definitive agreements, TJX owns 49% and Axo owns 51% of the joint venture. The joint venture is comprised of Multibrand Outlet Stores, S.A.P.I. de C.V., Axo’s off-price, physical store business in Mexico, which includes a total of over 200 stores for its Promoda, Reduced, and Urban Store banners. TJX has the option to increase its ownership interest in the joint venture over the long term. Both TJX and Axo expect to make additional future investments in the joint venture to support the expected growth of the business. TJX does not expect this joint venture to have a material impact on its fourth quarter or full year Fiscal 2025 financial results.

Investment in Brands for Less

After the end of the third quarter of Fiscal 2025, the Company completed its investment for a 35% non-controlling, minority equity stake in Brands For Less (BFL) for $344 million. BFL is based in Dubai and is the region’s only major off-price branded apparel, toys, and home fashions retailer. BFL currently operates over 100 stores, primarily in the UAE and Saudi Arabia, as well as an e-commerce business. The Company does not expect this investment to have a material impact on its fourth quarter or full year Fiscal 2025 financial results.

Stores by Concept

During the fiscal quarter ended November 2, 2024, the Company increased its store count by 56 stores overall to a total of 5,057 stores and increased square footage by 1.1% versus the prior quarter.

	Store Locations[1] Third Quarter FY2025		Gross Square Feet Third Quarter FY2025 (in millions)
	Beginning	End	Beginning	End

In the U.S.:
TJ Maxx	1,326	1,331	35.9	36.0
Marshalls	1,204	1,219	33.8	34.2
HomeGoods	930	941	21.7	22.0
Sierra	101	109	2.1	2.3
Homesense	62	67	1.7	1.8
In Canada:
Winners	304	307	8.3	8.4
HomeSense	160	160	3.8	3.8
Marshalls	108	109	2.9	2.9
In Europe:
TK Maxx	645	653	17.9	18.1
Homesense	77	77	1.4	1.4
In Australia:
TK Maxx	84	84	1.7	1.7

TJX	5,001	5,057	131.2	132.6
1Store counts above include both banners within a combo or a superstore.

Global Corporate Responsibility Report

During the third quarter of Fiscal 2025, the Company issued its 2024 Global Corporate Responsibility Report, covering programs and progress related to the Company’s four reporting areas of workplace, communities, environmental sustainability, and responsible sourcing. As part of the Company’s voluntary corporate responsibility disclosure, the report also includes greenhouse gas (GHG) emissions and other corporate responsibility-related data tables, as well as an index for select metrics from the Sustainability Accounting Standards Board (SASB) and the United Nations Sustainable Development Goals (UN SDGs). TJX has reported on its corporate responsibility efforts since 2011. More information can be found at TJX.com/responsibility.

About The TJX Companies, Inc.

The TJX Companies, Inc., a Fortune 100 company, is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. Our mission is to deliver great value to customers every day. We do this by offering a rapidly changing assortment of quality, fashionable, brand name, and designer merchandise at prices generally 20% to 60% below full-price retailers’ regular prices on comparable merchandise. We operate over 5,000 stores across nine countries, including TJ Maxx, Marshalls, HomeGoods, Homesense, and Sierra in the U.S.; Winners, HomeSense, and Marshalls in Canada; TK Maxx and Homesense in Europe, and TK Maxx in Australia. We also operate e-commerce sites for TJ Maxx, Marshalls, and Sierra in the U.S. and three sites for TK Maxx in Europe. Our value mission extends to our corporate responsibility efforts, which are focused on supporting our Associates, giving back in the communities we serve, the environment, and operating responsibly. Additional information about TJX’s press releases, financial information, and corporate responsibility are available at TJX.com.

Third Quarter Fiscal 2025 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s third quarter Fiscal 2025 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (toll free) or (203) 369-0233 through Tuesday, November 26, 2024, or at TJX.com.

Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). However, management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods and between results in prior periods and expectations for future periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that affect overall comparability. Non-GAAP financial measures used in this press release include sales growth on a constant currency basis and inventory on a constant currency basis. The Company uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating the Company’s performance, including relative to others in the market. Management also uses these non-GAAP measures to consider underlying trends of the Company’s business and believes presenting these measures also provides information to investors and others for understanding and evaluating trends in the Company’s operating results or measuring performance in the same manner as the Company’s management. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The use of these non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

Various statements made in this release are forward-looking, and are inherently subject to a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements, including, among others, statements regarding the Company’s anticipated operating and financial performance, business plans and prospects, investments, dividends and share repurchases, and fourth quarter and full-year Fiscal 2025 outlook. These statements are typically accompanied by the words “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “forecast,” “goal,” “hope,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “strive,” “target,” “will,” “would,” or similar words, although not all forward-looking statements contain these identifying words. Each forward-looking statement contained in this press release is inherently subject to risks, uncertainties and potentially inaccurate assumptions that could cause actual results to differ materially from those expressed or implied by such statement. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. Applicable risks and uncertainties include, among others, execution of buying strategy and inventory management; customer trends and preferences; competition; various marketing efforts; operational and business expansion; management of large size and scale; merchandise sourcing and transport; data security and maintenance and development of information technology systems; labor costs and workforce challenges; personnel recruitment, training and retention; corporate and retail banner reputation; evolving corporate governance and public disclosure regulations and expectations with respect to environmental, social and governance matters; expanding international operations; fluctuations in quarterly operating results and market expectations; inventory or asset loss; cash flow; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; economic conditions and consumer spending; market instability; severe weather, serious disruptions or catastrophic events; disproportionate impact of disruptions during this fiscal year; commodity availability and pricing; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors set forth under Item 1A of our most recent Annual Report on Form 10-K, as well as other information we file with the Securities and Exchange Commission ( “SEC”).

We caution investors, potential investors and others not to place considerable reliance on the forward-looking statements contained in this release. You are encouraged to read any further disclosures we may make in our future reports to the SEC, available at www.sec.gov, on our website, or otherwise. Our forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements, unless required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Millions Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023

Net sales	$14,063	$13,265	$40,010	$37,806

Cost of sales, including buying and occupancy costs	9,622	9,139	27,741	26,423
Selling, general and administrative expenses	2,748	2,578	7,814	7,375
Interest (income) expense, net	(43)	(41)	(139)	(116)

Income before income taxes	1,736	1,589	4,594	4,124
Provision for income taxes	439	398	1,128	1,053

Net income	$1,297	$1,191	$3,466	$3,071

Diluted earnings per share	$1.14	$1.03	$3.03	$2.65

Cash dividends declared per share	$0.375	$0.3325	$1.125	$0.9975

Weighted average common shares – diluted	1,141	1,158	1,144	1,161

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	November 2, 2024	October 28, 2023

Assets:
Current assets:
Cash and cash equivalents	$4,718	$4,290
Accounts receivable and other current assets	1,263	1,231
Merchandise inventories	8,371	8,285

Total current assets	14,352	13,806

Net property at cost	7,136	6,262

Operating lease right of use assets	9,570	9,289
Goodwill	95	94
Other assets	1,283	900

Total assets	$32,436	$30,351

Liabilities and shareholders' equity:
Current liabilities:
Accounts payable	$5,617	$5,425
Accrued expenses and other current liabilities	4,758	4,533
Current portion of operating lease liabilities	1,642	1,682

Total current liabilities	12,017	11,640

Other long-term liabilities	1,002	908
Non-current deferred income taxes, net	172	133
Long-term operating lease liabilities	8,207	7,976
Long-term debt	2,865	2,861

Shareholders’ equity	8,173	6,833

Total liabilities and shareholders' equity	$32,436	$30,351

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirty-Nine Weeks Ended
	November 2, 2024	October 28, 2023
Cash flows from operating activities:
Net income	$3,466	$3,071
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	795	712
Deferred income tax provision	58	13
Share-based compensation	131	114
Changes in assets and liabilities:
(Increase) in accounts receivable and other assets	(98)	(19)
(Increase) in merchandise inventories	(2,415)	(2,528)
(Increase) in income taxes recoverable	(59)	(17)
Increase in accounts payable	1,760	1,666
(Decrease) increase in accrued expenses and other liabilities	(141)	156
(Decrease) increase in net operating lease liabilities	(7)	75
Other, net	(78)	14
Net cash provided by operating activities	3,412	3,257

Cash flows from investing activities:
Property additions	(1,404)	(1,280)
Purchase of equity investment	(192)	—
Purchase of investments	(29)	(22)
Sales and maturities of investments	18	21
Net cash (used in) investing activities	(1,607)	(1,281)

Cash flows from financing activities:
Repayment of debt	—	(500)
Payments for repurchase of common stock	(1,661)	(1,687)
Cash dividends paid	(1,226)	(1,105)
Proceeds from issuance of common stock	254	203
Other	(42)	(29)
Net cash (used in) financing activities	(2,675)	(3,118)

Effect of exchange rate changes on cash	(12)	(45)

Net (decrease) in cash and cash equivalents	(882)	(1,187)
Cash and cash equivalents at beginning of year	5,600	5,477

Cash and cash equivalents at end of period	$4,718	$4,290

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Millions)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Net sales:
In the United States:
Marmaxx	$8,438	$8,107	$24,633	$23,376
HomeGoods	2,355	2,208	6,535	6,185
TJX Canada	1,382	1,317	3,739	3,578
TJX International	1,888	1,633	5,103	4,667
Total net sales	$14,063	$13,265	$40,010	$37,806
Segment profit:
In the United States:
Marmaxx	$1,207	$1,134	$3,495	$3,246
HomeGoods	290	228	679	547
TJX Canada	209	223	533	532
TJX International	137	88	271	158
Total segment profit	1,843	1,673	4,978	4,483
General corporate expense	150	125	523	475
Interest (income) expense, net	(43)	(41)	(139)	(116)
Income before income taxes	$1,736	$1,589	$4,594	$4,124

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1.During the third quarter ended November 2, 2024, the Company returned $997 million to shareholders, repurchasing and retiring 5.0 million shares of its common stock at a cost of $574 million and paid $423 million in shareholder dividends. During the nine months ended November 2, 2024, the Company returned $2.9 billion to shareholders, repurchasing and retiring 15.4 million shares of its common stock at a cost of $1.7 billion and paid $1.2 billion in shareholder dividends. In February 2024, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $2.5 billion of TJX common stock from time to time. Under this program, TJX had approximately $1.9 billion available for repurchase as of November 2, 2024.
2.During the third quarter ended November 2, 2024, the Company completed its investment in the joint venture with Grupo Axo, S.A.P.I. de C.V. (Axo) for a 49% interest in Multibrand Outlet Stores, S.A.P.I. de C.V., Axo’s off-price, physical store business for $192 million, which includes a purchase price of $179 million and acquisition costs of $13 million.